Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST ENTERS INTO NEW

$75 MILLION UNSECURED CREDIT FACILITY

BETHESDA, Md. – (December 2, 2004) – First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it has entered into a new $75 million unsecured credit facility. The facility, which matures in December 2006 with a one-year extension option, has an accordion feature that allows the Company to increase the size of the facility to $150 million. Borrowings on the facility will bear interest at 170 to 250 basis points over LIBOR depending on the Company’s leverage level.

KeyBanc Capital Markets served as Lead Arranger and Book Manager with KeyBank National Association acting as Managing Administrative Agent and Wells Fargo National Bank as Syndication Agent.

The new facility replaces the Company’s $50 million secured credit facility. As previously disclosed, the Company expects to write off unamortized deferred financing costs associated with the old facility totaling approximately $650,000, or $0.04 per diluted share, during the fourth quarter of 2004.

Commenting on the announcement, Barry Bass, First Potomac Realty Trust’s chief financial officer, stated, “Our new unsecured facility with Key Bank and Wells Fargo adds financing flexibility as we continue to execute our business plan. Increasing the size of the line to $75 million and adding Wells Fargo to our lending group will serve us well as we continue to grow.”

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 73-building portfolio totaling approximately 4.8 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 687,000 square feet in the Company’s properties under 23 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
 The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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